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                                                                    EXHIBIT 2(a)

                                                           FOR IMMEDIATE RELEASE
                                                               December 18, 1997

                                                            FOR MORE INFORMATION
                                                                    Kris Falzone
                                                         NIPSCO Industries, Inc.
                                                                  (219) 647-6203

                                                                 Carol Churchill
                                                           Bay State Gas Company
                                                                  (508) 836-7370

                   NIPSCO INDUSTRIES AND BAY STATE GAS COMPANY
                                AGREE TO COMBINE

        MERGER POSITIONS BOTH COMPANIES FOR GROWTH IN NATURAL GAS MARKETS
                  AND RAPIDLY STRENGTHENS MARKETING ACTIVITIES

     MERRILLVILLE, Ind. and WESTBOROUGH, Mass., December 18, 1997-- NIPSCO Industries, Inc. (NYSE:NI) and Bay State Gas Company (NYSE:BGC) announced today that they have entered into a definitive merger agreement under which NI will acquire all of the common stock of Bay State in a stock-for-stock transaction valued at $40 per share. The $40 per share price represents a premium of 35 percent over the average Bay State share price for the previous 30 trading days. Bay State shareholders will have the option of taking up to 50 percent of the total purchase price in cash. The transaction is valued at approximately $780 million ($540 million in equity and $240 million in debt and preferred stock). The companies also will immediately begin a joint venture under Bay State's non-regulated EnergyUSA(TM) affiliate that will strengthen the marketing activities of both organizations.

     Bay State Gas Company, one of the largest natural gas utilities in New England, provides natural gas distribution service to more than 300,000 customers in Massachusetts, New Hampshire and Maine. The combined company will be one of the 10 largest natural gas distribution systems in the nation, serving more than 1 million gas customers. The purchase provides NI strategic growth opportunities in the expanding natural gas market throughout the eastern United States.

     The two companies will soon enter into a joint marketing agreement that will rapidly expand operations of Bay State's non-regulated full-service energy services companies. EnergyUSA(TM), and Savage-ALERT, Inc. and EnergyEXPRESS currently serve more than 90,000 customers in 22 states with the highest concentration in New England. EnergyUSA(TM) and Savage-ALERT, Inc. have recently reached agreements with PGW (Philadelphia Gas Works) and Vermont Gas Systems to jointly market in their respective service territories.


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     "The acquisition of Bay State is a unique opportunity for NI to expand geographically into growing gas markets, diversify our product lines and enhance our overall marketing capabilities," said Gary L. Neale, Chairman, President and Chief Executive Officer of NIPSCO Industries. "This opportunity represents a significant step toward becoming a strong regional player in multiple markets."

     This acquisition further links NI to eastern markets. NI and Consolidated Natural Gas Co. (CNG) recently announced their intent to construct a pipeline connection to move gas from the Chicago area to eastern markets.

     "NIPSCO Industries has been an industry leader in generating gains in total shareholder returns," said Roger A. Young, Chairman and Chief Executive Officer of Bay State Gas Company. "By combining Bay State with NI, our shareholders, employees and customers will benefit from substantial value creation. Shareholders will receive a significant premium for their shares with the added upside potential of participating in the ownership of a larger, broader-based entity; employees will be part of a stronger, growing organization; customers will have the choice of a greater array of products and services at more competitive prices than Bay State could provide on a stand-alone basis."

     Young continued, "Two years ago, we began working to transform Bay State into a new kind of energy company designed to compete in the radically different energy industry of the future. Our focus has been to bring more choices, more products and services to more and more customers. This strategic merger with the strengths of NI represents a giant step toward achieving that vision."

     "Bay State is a well-managed company whose leadership has achieved a strong track record in growing shareholder value and capturing opportunities under deregulation," Neale said. "Both companies share a common vision of growth made possible through opportunities presented by deregulation, and both have been leaders in providing customer choice. Bay State's employees and management team will play a critical role in NI's future."

     Customers will benefit significantly from this merger. In addition to the expansion of product and service options in both the Midwest and Northeast regions, the merged companies will offer Bay State customers a rate freeze until 2005, following the completion of the two-year rate plan which is currency pending before the Massachusetts Department of Telecommunications and Energy. Bay State intends to propose a similar regulatory plan for its customers in Maine and New Hampshire. It is therefore expected that Bay State's rates for natural gas will be lower than they would have been had NI and Bay State not merged.

     The merger is expected to result in considerable growth opportunities and the expansion of the customer base in New England. No layoffs are anticipated as a result of this merger. NI

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will honor all existing union contracts. Bay State will continue its ongoing initiatives to reduce costs.

     Completion of the transaction is subject to approval by Bay State's common shareholders as well as the Securities and Exchange Commission, the Federal Energy Regulatory Commission and state regulatory agencies in Massachusetts, New Hampshire and Maine. Bay State's preferred shares, all of which are subject to redemption, will be redeemed by Bay State prior to the shareholder vote on the merger. The transaction is expected to be completed by late 1998. Under the terms of the agreement, Bay State will become a wholly-owned subsidiary of NIPSCO Industries. Bay State will continue to operate under the Bay State names of Bay State Gas Company and Northern Utilities, Inc. with Bay State management, employees and directors.

     Barr Devlin Associates is serving as financial advisor and provided a fairness opinion to Bay State.

     NI has been a leader in addressing environmental and community needs where it operates. Through the company's commitment to environmental stewardship, NI has made significant investments in pollution control and environmental programs including voluntary early reductions of acid rain and ozone pollutants as well as greenhouse gases. NI has also been a leader in early adoption of the new international environmental management standard--ISO 14000.

     "These commitments to the environment and community will continue for Bay State and all companies in the NI family," Neale said.

     NIPSCO Industries, with headquarters in Merrillville, Ind., is an energy/utility-based holding company. Its regulated subsidiaries provide natural gas and electricity in northern Indiana, water in central Indiana, and interstate natural gas pipeline services. The company's non-regulated businesses are primarily energy or utility focused.

     Bay State Gas Company, headquartered in Westborough, Mass., operates three businesses--Utility, Energy Products & Services and Energy Ventures. Bay State's utility business serves more than 300,000 customers in the states of Massachusetts, New Hampshire and Maine. The company's non-regulated Energy Products & Services segment operates through its EnergyUSA(TM), Savage-ALERT, Inc. and EnergyEXPRESS affiliates. Bay State's Energy Ventures segment develops businesses and projects that are closely related to the company's core businesses.

     More information about NIPSCO Industries and its subsidiaries is available via the Internet at www.nipsco.com. More information about Bay State is available via the Internet at www.bgc.com. More information about EnergyUSA(TM) is available via the Internet at www.energyusa.com.


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